SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC  20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                               INVICTA GROUP INC.
                               ------------------
               (Exact Name of Company as specified in its charter)


       Nevada                    333-102555             91-2051923
       ------                    ----------             ----------
(State  of Incorporation)  (Commission File No.)      (IRS Employer
                                                        ID  Number)

                9553 Harding Avenue, Miami Beach, Florida 33154
                    (Address of principal executive offices)


                      FISCAL 2005 EQUITY COMPENSATION PLAN
                          (Full title of the Agreement)


                        William Forhan, President and CEO
                               INVICTA GROUP INC.
                9553 Harding Avenue, Miami Beach, Florida 33154

                                    Copy to:
                               J. Bennett Grocock
                             The Business Law Group
                          455 S Orange Ave., Suite 500
                             Orlando, Florida 32801
                             ----------------------
                    (Name and address of agent for service)

                   Company's telephone number: (305) 866- 6525


                                                   CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED
                                                                         MAXIMUM
                                                                         OFFERING         PROPOSED MAXIMUM          AMOUNT OF
       TITLE OF                              AMOUNT TO BE                  PRICE              AGGREGATE              REGISTRATION
SECURITIES TO BE REGISTERED                  REGISTERED                 PER SHARE(2)      OFFERING PRICE (2)            FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.001 per share   10,000,000 shares (1)         $ 0.01           $ 100,000                  $ 12.67


     (1) Represents 10,000,000 underlying shares of the Registrant's common stock, issuable under the Registrant's Fiscal 2005 Equity Compensation Plan.
     (2) The proposed maximum offering price per share is estimated solely for purpose of calculating the registration fee in accordance with Rule 457(F)(2).


                                     PART I

INFORMATION  REQUIRED  IN  THE  PROSPECTUS

Item  1.  Plan  Information

     Invicta Group Inc. (the "Company") is offering shares of its common stock to various individuals for consulting services performed on its behalf. This issuance of shares is being made pursuant to the Company's Fiscal 2005 Equity Compensation Plan (the "Plan") adopted by the Board of Directors on January 7, 2005. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA and has no administrator, as the shares will be issued directly to participants selected and approved by the Board of Directors. The number of shares or options for shares to be delivered to particular consultant will equate to the value of the consulting services provided or to be provided by each individual.

     Additional  information  about  the Plan may be obtained from Invicta Group
Inc.  9553  Harding  Avenue,  Miami  Beach, Florida 33154, tel: (305) 866- 6525.

Item  2.  Registrant  Information  and  Employee  Plan  Annual  Information

     The participants shall be provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.


                                     PART II

ITEM  3.  INCORPORATION  OF  DOCUMENTS  BY  REFERENCE

     The following documents, which have been filed by the Company with the Securities and Exchange Commission, are hereby incorporated by reference into this Prospectus:

     a. The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003;

     b. The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2004, June 30, 2004 and September 30, 2004; and

     c.     The  Company's  Current  Reports on Forms 8-K subsequent to December
31, 2003, and up to and including the date of filing of this Registration Statement.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed supplement to this Registration Statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM  4.  DESCRIPTION  OF  SECURITIES.

     The Company is currently authorized to issue 190,000,000 shares of common stock $0.001 per share, of which approximately 114,155,777 shares are issued and outstanding as of January 6, 2005, and 10,000,000 shares of preferred stock
$0.001  per  share,  none  of  which  are  issued  and  outstanding.

COMMON  STOCK

     Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

     Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which mean that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our
By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

PREFERRED  STOCK

     We are authorized to issue 10,000,000 shares of preferred stock, par value $.001 per share, having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. No preferred stock has yet been designated or issued.

TRANSFER  AGENT

     The Company's transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer, 7130 Nob Hill Road, Tamarac, FL 33321.


ITEM  5.  INTERESTS  OF  NAMED  EXPERTS  AND  COUNSEL.

     None.

ITEM  6.  Indemnification  of  Directors  and  Officers.

     The Nevada Statutes (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Nevada corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

     The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Nevada law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     To the extent protection from liability for liabilities arising under the securities act may be permitted to our directors, officers and controlling persons of our company under the provisions described above, or otherwise, we have been advised that in the opinion of the SEC, this type of protection from liability is against public policy as expressed in the securities act and is, therefore, unenforceable.


ITEM  7.  Exemption  From  Registration  Claimed.

          Not  applicable.


ITEM  8.  Exhibits.

Exhibit  Number    Description
---------------    -----------

4.1                Fiscal  2005  Equity  Compensation  Plan

5                  Opinion  of  Counsel,  The  Business  Law  Group.

23.1               Consent  of  Larry  Wolfe,  C.P.A.,  Independent  Auditors.

23.2               Consent  of  The  Business Law Group (Included in Exhibit 5).




ITEM  9.  Undertakings

     1.    The  Registrant  hereby  undertakes:

          (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the formation set forth in the registration statement

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

          (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.


                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Beach, Florida, on the 7th day of January, 2005.

               INVICTA  GROUP  INC.


      By:----------------------------

         William  G.  Forhan,
         President, CEO and  Director

     Each person whose signature appears below hereby constitutes and appoints William Forhan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying all that said attorney-in-fact and agent or his substitute or substitutes, or any of them, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


SIGNATURE                                TITLE                   DATE

/s/  Richard  David  Scott           COO  and  Director         1/10/05
     ---------------------
     Richard  David  Scott




/s/  Mercedes  Henze                    Director                1/10/05
     ---------------
     Mercedes  Henze

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               INVICTA GROUP INC.
                               ------------------
               (Exact name of Issuer as specified in its charter)


EXHIBIT  INDEX


Exhibit  Number    Description
---------------    -----------

4.1                Fiscal  2005  Equity  Compensation  Plan

5                  Opinion  of  Counsel,  The  Business  Law  Group.

23.1               Consent  of  Larry  Wolfe,  C.P.A.,  Independent  Auditors.

23.2               Consent  of  The  Business Law Group (Included in Exhibit 5).

                                   Exhibit 4.1


                               INVICTA GROUP INC.

                      FISCAL 2005 EQUITY COMPENSATION PLAN.



     INVICTA GROUP INC., a Nevada corporation (the "Company"), this 7th day of January, 2005, hereby adopts Fiscal 2005 Equity Compensation Plan (the "Plan"). Under the Plan, the Company may issue shares of the Company's common stock or grant options to acquire the Company's common stock, par value $0.001 (the "Stock"), from time to time to consultants or advisors of the Company or its subsidiaries, all on the terms and conditions set forth herein. In addition, at the discretion of the Board of Directors, Shares may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors, and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

1.     Purpose  of  the  Plan.
       ----------------------

     The Plan is intended to aid the Company in rewarding those individuals who have contributed to the success of the Company. The Company has designed this Plan to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company or who are important to the continued business and operations of the Company. The above goals will be achieved through the granting of Shares.

2.     Administration  of  this  Plan.
       ------------------------------

     Administration of this Plan shall be determined by the Company's Board of Directors (the "Board"). Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board as it deems proper (hereinafter the Board or its authorized committee shall be referred to as "Plan Administrators"). The interpretation and construction of the terms of this Plan by the Plan Administrators thereof shall be final and binding on all participants in this Plan absent a showing of demonstrable error. No member of the Plan Administrators shall be liable for any action taken or determination made in good faith with respect to this Plan. Any shares approved by a majority vote of those Plan Administrators attending a duly and properly held meeting shall be valid. Any shares approved by the Plan Administrators shall be approved as specified by the Board at the time of delegation.

3.     Shares  of  Stock  Subject  to  this  Plan.
       ------------------------------------------

     The total number of shares issues pursuant to this Plan shall not exceed 20,000,000 shares. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (meaning the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

4.     Reservation  of  Stock  on  Granting  of  Rights.
       ------------------------------------------------

     At the time any right is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such right until that right is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company.

5.      Eligibility.
        -----------

     The Plan Administrators may grant shares to individuals who are not employees of the Company or its subsidiaries, including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction. In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company's best interests, which consultants and advisors are eligible to participate in this Plan. Shares shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6.     Terms  of  Grants  and  Certain  Limitations  on  Right  to  Exercise.
       ---------------------------------------------------------------------

a.   Each  right  to  shares  may  have  its  terms  established  by  the  Plan
     Administrators  at  the  time  the  right  is  granted.

b. The terms of the right, once it is granted, may be reduced only as provided for in this Plan and under the express written provisions of the grant.

c. Unless otherwise specifically provided by the written provisions of the grant or required by applicable disclosure or other legal requirements promulgated by the Securities and Exchange Commission ("SEC"), no participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to any right unless and until such participant exercises his or her right to acquire all or a portion of the Stock subject to the right and delivers any required consideration to the Company in accordance with the terms of this Plan and then only as to the number of shares of Stock acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of any grant, no adjustment to the exercise price or the number of shares of Stock subject to the grant shall be made for dividends or other rights for which the record date is prior to the date on which the Stock subject to the grant is acquired by the holder.

d. Rights shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time of the grant of the right.

e. Grants may contain such other provisions, including further lawful restrictions on the vesting and exercise of the grant as the Plan Administrators may deem advisable.

f.     In  no  event  may a grant be exercised after the expiration of its term.

g. Grants shall be non-transferable, except by the laws of descent and distribution.

7.     Exercise  Price.
       ---------------

     The Plan Administrators shall establish the exercise price payable to the Company for shares to be obtained pursuant to any purchase options which exercise price may be amended from time to time as the Plan Administrators shall determine.

8.     Payment  of  Exercise  Price.
       ----------------------------

     The exercise of any option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company.

9.     Dilution  or  Other  Adjustment.
       -------------------------------

     The shares of Common Stock subject to this Plan and the exercise price of outstanding options are subject to proportionate adjustment in the event of a stock dividend on the Common Stock or a change in the number of issued and outstanding shares of Common Stock as a result of a stock split, consolidation, or other re-capitalization. The Company, at its option, may adjust the grants and rights made hereunder, issue replacements, or declare grants void.

10.     Options  to  Foreign  Nationals.
        -------------------------------

     The Plan Administrators may, in order to fulfill the purpose of this Plan and without amending this Plan, grant Options to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Options made to United States residents in order to recognize differences among the countries in law, tax policy, and custom. Such grants shall be made in an attempt to give such individuals essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

11.      Listing  and  Registration  of  Shares.
         --------------------------------------

     Each grant shall be subject to the requirement that if at any time the Plan Administrators shall determine, in their sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered thereby on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such rights or the issuance or purchase of shares thereunder, such right may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrators.

12.     Expiration  and  Termination  of  this  Plan.
        --------------------------------------------

     This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any rights then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the 20,000,000th share is issued hereunder.


13.     Amendment  of  this  Plan.
        -------------------------

     This Plan may not be amended more than once during any six month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder. The Plan Administrators may modify and amend this Plan in any respect; provided, however, that to the extent such amendment or modification would cause this Plan to no longer comply with the applicable provisions of the Code governing incentive stock options as they may be amended from time to time, such amendment or modification shall also be approved by the shareholders of the Company.


   ATTEST:

/s/ William  G.  Forhan
    _______________________________
    William  G.  Forhan,  President,
    Co-Chairman  and  CEO

                                    Exhibit 5
                      OPINION AND CONSENT OF LEGAL COUNSEL

                             The Business Law Group
                                Attorneys at Law
                         255 S. Orange Ave., Suite 1201
                                Orlando, FL 32801

                                 January 7, 2005

The  Board  of  Directors
Invicta  Group  Inc.

Gentlemen:

     We have acted as special securities counsel to Invicta Group Inc. (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") covering registration under the Securities Act of 1933, as amended, of the 10,000,000 underlying shares of the Company's common stock, $0.001 par value per share (the "Shares") issuable pursuant to the Company's Fiscal 2005 Equity Compensation Plan (the "Plan"), attached as exhibit to the Registration Statement for which this opinion is provided. As such, we have examined the Registration Statement and such other documents of the Company as we deemed appropriate under the circumstances.

     Based upon the foregoing, and assuming that the Shares will be issued as set forth in the Plan, at a time when effective, and that there will be full compliance with all applicable securities laws involved under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated pursuant to said Acts, and in those states in which the Shares may be sold, we are of the opinion that, upon issuance of the Shares according to the Registration Statement and receipt of the consideration to be paid for the Shares, the Shares will be validly issued, fully paid and non-assessable shares of Common Stock of the Company. This opinion does not cover any matters related to any re-offer or re-sale of the Shares by the firm, once issued pursuant to the Agreement as described in the Registration Statement.

     This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent. This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to communicate with the Company in respect to any matter, which comes to our attention hereafter.

Very  truly  yours,

/s/  THE  BUSINESS  LAW  GROUP

Consent:

     We consent to the use of our opinion dated January 7, 2005, as an exhibit to the Registration Statement of Invicta Group Inc., and to the reference to our firm in the Registration Statement.

/s/  THE  BUSINESS  LAW  GROUP

                                  Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS'


                                January 7, 2005


The  Board  of  Directors
Invicta  Group  Inc.

     We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission of our report dated April 14, 2004, with respect to the financial statements of Invicta Group, Inc. for the year ended December 31, 2003.


Larry  Wolfe,  C.P.A.



/s/  Larry  Wolfe
     ------------
     Larry  Wolfe,  C.P.A.
     Miami,  Florida